UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2005

BRODER BROS., CO.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Michigan	333-110029	38-1911112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 E. Hunting Park Avenue, Philadelphia, PA 19124

(Address of Principal Executive Offices, including Zip Code)

(215) 291-6140

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2005 Broder Bros., Co. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Mr. Mark Barrocas, the Company’s newly appointed President.

Pursuant to the Agreement, Mr. Barrocas is entitled to an annual base salary of $275,000, to be reviewed annually by the Board, and an annual bonus pursuant a target bonus percentage of 55% as approved by the Board. If Mr. Barrocas terminates his employment for “good reason” (as defined in the Agreement) or his employment is terminated by the Company without “cause” (as defined in the Agreement), Mr. Barrocas will be entitled to continue to receive his annual salary and current benefits package for twelve months following the date of such termination. In addition, if Mr. Barrocas terminates his employment for “good reason,” or his employment is terminated by the Company without “cause” after June 30th of any calendar year, Mr. Barrocas will be entitled to receive a pro rata share of the bonus determined for that period. The Company’s obligation to provide such severance benefits is conditioned upon Mr. Barrocas’ delivery of a general release of claims and his not being in breach of the Agreement. The Agreement contains certain non-competition, non-solicitation and confidentiality provisions.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Mark Barrocas 33, former Executive Vice President of the Company and President of Alpha Division was appointed as President of the Company.

Mr. Mark Barrocas joined Alpha in 2001 as Vice President of Sales & Marketing. Mr. Barrocas has been responsible for overseeing the compilation and design of Alpha’s catalog as well as managing all aspects of Alpha’s sales and marketing departments. Prior to joining Alpha, Mr. Barrocas held the position of Vice President of Corporate Sales at Perry Ellis International from 2000 to 2001. During his tenure at Perry Ellis International, Mr. Barrocas successfully launched three new brands (Perry Ellis, PING and Nautica). From 1998 to 2000, Mr. Barrocas was the President of Barro-Tex Inc., an entrepreneurial venture in the garment manufacturing industry. Mr. Barrocas holds a Bachelor of Science degree from the University of Michigan.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on February 15, 2005.

BRODER BROS, CO.

/s/ DAVID J. HOLLISTER
Date: February 15, 2005	By:	David J. Hollister
	Its:	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)